                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 2, 1999 (except as to Note 11, which is as of January 18, 2000) relating to the financial statements, which appears in HealthGate Data Corp.'s Registration Statement on Form S-1 (No. 333-76899). We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1998 listed under Item 16(b) of the Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PricewaterhouseCoopers LLP
Boston, Massachusetts
March 2, 2000